As filed with the Securities and Exchange Commission on October 14, 2015

Registration No. 333-205111

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION NO. 333-205111
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Merge Healthcare Incorporated
(Exact name of registrant as specified in its charter)

Delaware	39-1600938
(State or other jurisdiction of incorporation or organization)	(I.R.S employer Identification No.)

350 North Orleans Street, 1st Floor Chicago, Illinois 60654	60654
(Address of Principal Executive Offices)	(Zip Code)

Merge Healthcare Incorporated 2015 Equity Incentive Plan
(Full Title of the Plan)

Justin C. Dearborn
President
350 North Orleans Street, 1st Floor
Chicago, Illinois 60654
(Name and address of agent for service)

(312) 565-6868
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-205111) of Merge Healthcare Incorporated (the “Company”) filed with the Securities and Exchange Commission on June 19, 2015 (the “Registration Statement”).  The Registration Statement registered a total of 12,942,040 shares of the Company’s common stock, par value $0.01 (“Common Stock”), issuable under the Company’s 2015 Equity Incentive Plan (the “Plan”).

On October 13, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 6, 2015, by and among the Company, International Business Machines Corporation (“Parent”), and Datong Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

In connection with the Merger, the Company has terminated the Plan and no additional Common Stock will be issued thereunder.  In accordance with an undertaking made by the Company to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering under the Plan, the Company hereby removes from registration all shares of Common Stock under the Registration Statement that remained unsold as of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Merge Healthcare Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-205111 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on the 14th day of October, 2015.

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin Dearborn
Name: Justin Dearborn
Title: President